EXHIBIT 99

           ADDITIONAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Annual Report") contains various forward-looking statements which reflect the Company's current views with respect to future events and financial results. Forward-looking statements usually include the verbs "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects,"
"understands" and other verbs suggesting uncertainty. The Company reminds shareholders that forward-looking statements are merely predictions which are inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. Some of these uncertainties and other factors are discussed in the Annual Report. See
Item 6 "Management Discussion and Analysis of Financial Condition and Results of Operations." In this Exhibit 99, the company has attempted to identify additional uncertainties and other factors which may affect its forward-looking statements.

     Shareholders should understand that the uncertainties and other factors identified in the Annual Report and this Exhibit 99 do not constitute a comprehensive list of all the uncertainties and other factors which may affect forward-looking statements. The Company has merely attempted to identify those uncertainties and other factors which, in its view at the present time, have the highest likelihood of significantly affecting its forward-looking statements. In addition, the Company does not undertake any obligation to update or revise any forward-looking statements or the list of uncertainties and other factors which could affect such statements.

     Capitalized terms not otherwise defined below have been defined in the Annual Report.

Business and Market Risks

     Operating Results May Fluctuate. The Company has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter due to a combination of factors, many of which are beyond the Company's control. These factors include: the timing of significant revenues for the Company's services; new services introductions by the Company or its competitors; changes in the Company's product or service mix that may affect revenues, prices, margins or both; further expansion of the Company's marketing and service operations; disruptions in sources of personnel; changes in personnel costs; regulatory changes; general economic conditions and other factors. The Company's operating expenses are based on anticipated revenue levels, and a high percentage of such expenses are relatively fixed. The Company believes that its quarterly operating results will continue to be subject to significant fluctuations.

     History of Unprofitable Operations; Accumulated Deficit; Working Capital Deficiency. During the fiscal years ended December 31, 1995, 1996 and 1997, the Company's operations were unprofitable. No assurance can be given that it will operate on a profitable basis in the future. The ability of the Company to continue its operations successfully is materially dependent upon the marketing of its services and products in a profitable manner and the raising of any additional capital which it may require.





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     Recent Merger;  Failure to Manage Growth  Effectively Could Have a Material
Adverse Effect on the Company. The Company has grown significantly in 1997 as a result of the Stock Purchase Agreement. The Company's ability to manage its growth will require it to continue to improve its operational, financial and management information systems, and to motivate and manage its employees effectively. In addition, the Company's management must manage operations which are international in scope. If the Company's management is unable to manage the Company's growth and geographically dispersed operations effectively, the quality of the Company's services, its ability to retain key personnel and its business and operating results and financial condition could be materially and adversely affected.

     Company Depends upon Major Customers. There can be no assurance that the Company's current customers will continue to retain the Company or that the Company will be able to sell services to new customers. The loss of any one or more of the Company's major customers could materially and adversely affect the Company's business, operating results and financial condition.

     Market for Company's Services is Highly Competitive. The market for the Company's services is highly competitive and subject to rapid technological change. The Company faces competition from a number of entities which presently provide computer training and consulting services, or market TBT products, similar to those furnished by the Company. The Company also encounters competition from educational institutions providing personal computer training programs, including universities, colleges and adult education centers, and customers' in-house training staffs. Many of the entities which provide ILT and consulting services, and market TBT products, have greater financial and marketing resources than the Company. Increased competition could materially and adversely effect the Company's results of operations through price reductions and loss of market share. There can be no assurance that the Company will be able to continue to compete successfully against its existing competitors or that it will be able to compete successfully against new competitors.

     Cancellation of Software Manufacturers' Authorizations. The Company is authorized to act as a training center by various software manufacturers. Management believes that such authorizations have several advantages, including referrals from the software manufacturers and free listings in the advertising literature published or distributed by such manufacturers. No assurance can be given that the Company will continue to maintain its authorizations or that it will be successful in obtaining new authorizations in the future. The inability to maintain such authorization or obtain new ones could make the Company's training courses and consulting services less attractive to its clients and thus materially adversely effecting its financial results and financial condition.

     The Loss of Key Employees Could Have a Material Adverse Effect on the Company's Business. The Company's success depends to a significant degree upon its executive officers. The loss of any of Roy Machnes, Chairman and Chief Executive Officer, Terry I. Steinberg, Executive Vice President for North American Sales and Marketing, or Elan Penn, Chief Financial Officer, could have a material adverse effect on the Company's business. The Company's success also depends upon its ability to attract and retain highly skilled technical, management and other personnel. Competition for such personnel is intense, and the inability to attract and retain additional



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qualified  employees or the loss of current key employees  could  materially and adversely affect the Company's business, operating results and financial condition.

     Company's Proprietary Technology Has Limited Protection. The Company possesses limited patent or registered intellectual property rights with respect to its TBT technology. The Company depends in part upon its proprietary technology and know-how to differentiate its products and service from those of its competitors. The Company relies on a combination of contractual rights and trade secret laws to protect its proprietary technology. There can be no assurance that the Company will be able to protect its technology or that third parties will not be able to develop similar technology independently.

     Risks Associated with Allegations of Patent Infringement in the Software Industry. The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. There can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation or be able to license any valid and infringed patents of third parties on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by the Company. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, results of operations and financial condition.

     Company Will Continue to be Controlled by its Principal Stockholder. Mashov Computers Marketing Ltd. ("Mashov") currently owns an aggregate of approximately 60.4% of the Company's outstanding Common Stock. As a result, Mashov will be able to exert controlling influence over the outcome of actions requiring stockholder approval, such as the election of the Company's directors, amendments to the Company's Certificate of Incorporation and mergers. Roy Machnes, Chairman of the Board of Directors and the Company's Chief Executive Officer is also the Chairman of the Board of Mashov, and Elan Penn, a Director and the Company's Chief Financial Officer is also the Chief Financial Officer and a Director of Mashov. In addition, David Assia and Jack Dunietz are both Directors of the Company and of Mashov. Messrs. Machnes, Penn, Assia, and Dunietz own 1.51%, 0.4%, 0.56% and 3.15% of voting equity of Mashov, respectively. Mashov is an 80%-owned subsidiary of Mashov Computers Ltd., a publicly-held company in Israel. Messrs. Assia and Dunietz are directors of Mashov Computers Ltd. and are the beneficial owners of approximately 30% of its issued and outstanding shares.

     Illiquidity of Trading Market; Sales of Shares Eligible for Future Sale Could Adversely Affect Market Prices for the Company's Common Stock. The Company does not currently meet the initial listing requirements for the Nasdaq SmallCap Market. Accordingly, trading in the Company's Common Stock is conducted in the over-the-counter market on the Nasdaq Bulletin Board where there is presently only a limited trading market for such securities. As a consequence, purchasers of the Shares could find it difficult to dispose of, or obtain accurate quotations as to the market value of such Shares. Sales of substantial amounts of Common Stock of the Company in the public market following the effective date of the Registration Statement of which this Prospectus forms a part could adversely affect the market price for such Common Stock. At present, less than 2% of the Company's outstanding shares are believed to be in the public market.



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     Anti-takeover  Provisions of the Company's Certificate of Incorporation and
By-Laws  May  Adversely  Affect  Holders  of  Common  Stock or Delay or  Prevent
Corporate  Takeovers.   Certain  provisions  of  the  Company's  Certificate  of
Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The issuance of preferred
stock  and  certain  of  the   provisions  in  the  Company's   Certificate   of
Incorporation and By-Laws may delay, defer or prevent a change in control of the Company. The mere existence of these provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and therefore may have a depressive effect on the market price of the Common Stock.

     Delaware Anti-takeover Provisions May Adversely Affect Holders of Common Stock or Delay or Prevent Corporate Takeovers. Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined in such law. This statute may delay, defer or prevent a change in control of the Company.


Risks Relating to the Company's Operations in Israel

     Operations in Israel. The Company's two Israeli-based subsidiaries were responsible for approximately 6% of the Company revenues in 1997. Accordingly, the Company's operations are directly affected by economic, political and military conditions in Israel. For information with respect to certain factors concerning the State of Israel, and risks related to its economic and political situation,

     Some of the Company's employees are currently obligated to perform annual reserve duty in the Israeli Defense Forces and are subject to being called for active duty at any time upon the outbreak of hostilities. While the Company has operated effectively under these requirements, no shareholder prediction can be made as to the effect on the Company of any expansion of such obligation.

     Impact of Inflation and Currency Fluctuations. Substantially all of the Company's Israeli operations' expenses were in unlinked New Israeli Shekels ("NIS") and all of the expenses of the Company's Israeli subsidiaries continued to be denominated in unlinked NIS. The Company's results are influenced by the extent to which any inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the dollar. The inflation rate in Israel was 10.6% in 1996 and 10.7% in 1997. At the same time, the devaluation of the NIS against the dollar was limited to 3.7% in 1996 and 3.7% in 1997. The Company could be adversely affected in the future as a result of currency fluctuations.